Exhibit 21






                    Subsidiaries of Atlantic Financial Corp.


                              The Bank of Franklin
                 (Virginia-chartered bank incorporated in 1970)

                          The Bank of Sussex and Surry
                 (Virginia-chartered bank incorporated in 1902)

                       Peninsula Trust Bank, Incorporated
                 (Virginia-chartered bank incorporated in 1988)